Free Writing Prospectus (To the Prospectus dated April 4, 2011, as supplemented by the prospectus supplement dated April 19, 2011)	Filed Pursuant to Rule 433 Registration Statement No. 333-173299 December 14, 2011

ABOUT PRODUCTS & SERVICES AUCTIONS BOND STORE TRADING UNIVERSITY THINK CUSTOMER SERVICE OPEN ACCOUNT LOGIN ZIONS DIRECT 1.800.524.8875 AUCTIONS DIRECTORY ISSUERS AUCTIONS UNIVERSITY DEMOS HOME :: AUCTION #4559

Results

ZIONS BANCORPORATION

Zions Bancorporation Senior Note / 1 Year Corporates

BBB- (Fitch); BBB (low) (DBRS); and BBB- (S&P).

Auction Status:	CLOSED	Security Type:	Corporate Bonds	BUY TODAY! INFORMATION	
Auction Start:	12/7/2011 5:30 PM EST	**Issue Type:**	Primary	**Price:**	100.000000
Auction End:	12/14/2011 1:30 PM EST	**Coupon:**	2.000%	**Yield:**	2.00%
Last Update:	**12/14/2011 1:38:19 PM EST**	**Maturity Date:**	12/12/2012		

Offering Documents

▶ **Auction Details**

Bids

Final Market-Clearing Yield*: 3.306% **Final Market-Clearing Price:** 98.750000

Bidder	Units	Price ▾	Yield	Timestamp	Awarded	Amount Due
Bidder 24591	12	100.057819	1.940%	12/14/2011 1:26:38 PM	12 units	$ 11,850.00
Bidder 13837	5	100.009478	1.990%	12/13/2011 2:49:27 PM	5 units	$ 4,937.50
Bidder 24773	1	100.000000	2.000%	12/8/2011 5:15:31 PM	1 unit	$ 987.50
Bidder 24773	1	100.000000	2.000%	12/8/2011 5:15:31 PM	1 unit	$ 987.50
Bidder 25080	40	100.000000	2.000%	12/9/2011 2:56:27 PM	40 units	$ 39,500.00
Bidder 28574	50	99.999814	2.000%	12/9/2011 9:29:12 AM	50 units	$ 49,375.00
Bidder 28845	15	99.999814	2.000%	12/9/2011 9:36:23 AM	15 units	$ 14,812.50
Bidder 25296	10	99.999814	2.000%	12/9/2011 4:39:54 PM	10 units	$ 9,875.00
Bidder 28917	1	99.999814	2.000%	12/12/2011 7:12:58 PM	1 unit	$ 987.50
Bidder 16553	25	99.999814	2.000%	12/13/2011 12:43:46 PM	25 units	$ 24,687.50
Bidder 20857	5	99.999814	2.000%	12/13/2011 6:33:21 PM	5 units	$ 4,937.50
Bidder 28417	3	99.903253	2.100%	12/9/2011 5:16:55 PM	3 units	$ 2,962.50
Bidder 12466	5	99.758676	2.250%	12/14/2011 12:13:37 PM	5 units	$ 4,937.50
Bidder 15643	25	99.518417	2.500%	12/13/2011 12:01:02 PM	25 units	$ 24,687.50
Bidder 11488	1	99.518417	2.500%	12/14/2011 12:06:22 PM	1 unit	$ 987.50
Bidder 19894	6	99.160622	2.874%	12/14/2011 9:00:44 AM	6 units	$ 5,925.00
Bidder 24773	3	99.041000	2.999%	12/14/2011 2:01:57 AM	3 units	$ 2,962.50
Bidder 22264	15	99.015555	3.026%	12/13/2011 8:25:59 PM	15 units	$ 14,812.50
Bidder 28214	100	99.000000	3.043%	12/14/2011 12:56:14 PM	100 units	$ 98,750.00
Bidder 28274	10	98.900000	3.148%	12/14/2011 1:20:42 PM	10 units	$ 9,875.00
Bidder 28274	10	98.900000	3.148%	12/14/2011 1:20:42 PM	10 units	$ 9,875.00
Bidder 17839	30	98.900000	3.148%	12/14/2011 1:27:32 PM	30 units	$ 29,625.00
Bidder 24773	1	98.808000	3.245%	12/14/2011 2:01:57 AM	1 unit	$ 987.50
Bidder 19290	6	98.803823	3.249%	12/13/2011 5:40:13 PM	6 units	$ 5,925.00
Bidder 28825	6	98.755448	3.300%	12/14/2011 1:27:25 PM	6 units	$ 5,925.00
Bidder 14706	15	98.750001	3.306%	12/14/2011 1:12:08 PM	15 units	$ 14,812.50
Bidder 13727	10	98.750000	3.306%	12/13/2011 5:25:49 PM	10 units	$ 9,875.00

Bidder 17916	500	98.750000	3.306%	12/14/2011 1:04:51 PM	89 units	$ 87,887.50
Bidder 24773	5	98.750000	3.306%	12/14/2011 1:23:56 PM	Rejected: Timestamp	
Bidder 24459	10	98.650000	3.411%	12/14/2011 12:57:31 PM	Rejected: Price	
Bidder 15178	50	98.613378	3.450%	12/14/2011 12:57:44 PM	Rejected: Price	
Bidder 23436	250	98.600000	3.464%	12/14/2011 12:59:09 PM	Rejected: Price	
Bidder 24302	2	98.510000	3.559%	12/12/2011 4:16:16 PM	Rejected: Price	
Bidder 17839	30	98.500000	3.570%	12/14/2011 12:27:59 PM	Rejected: Price	
Bidder 15178	50	98.311328	3.770%	12/13/2011 4:58:23 PM	Rejected: Price	
Bidder 15178	25	98.301912	3.780%	12/9/2011 3:13:39 PM	Rejected: Price	
Bidder 22580	2	98.267011	3.817%	12/14/2011 10:34:08 AM	Rejected: Price	
Bidder 24403	5	98.189020	3.900%	12/13/2011 3:24:12 PM	Rejected: Price	
Bidder 26627	15	98.095094	4.000%	12/13/2011 9:53:59 AM	Rejected: Price	
Bidder 24459	10	98.095094	4.000%	12/13/2011 2:23:37 PM	Rejected: Price	
Bidder 19484	5	98.095094	4.000%	12/14/2011 12:05:47 AM	Rejected: Price	
Bidder 21331	20	98.095000	4.000%	12/13/2011 12:54:27 PM	Rejected: Price	
Bidder 19307	2	98.005990	4.095%	12/13/2011 10:28:19 PM	Rejected: Price	
Bidder 21606	250	98.001304	4.100%	12/7/2011 11:33:49 PM	Rejected: Price	
				Auction Totals:	**500 units**	**$ 493,750.00**

Direct Orders

Bidder	Units	Yield	Timestamp	Awarded	Amount Due
Bidder 19227	5	2.00%	12/13/2011 8:23:44 PM	5 units	$ 5,000.00
			Auction Totals:	**5 units**	**$ 5,000.00**

*The current Market-Clearing Yield/Final Auction Yield is calculated as Yield to Worst (YTW) which is the lowest yield of yield to maturity, yield to call, yield to put, or other yields when a bond is callable, puttable, exchangeable, or has other features. If a bond is called, put or exchanged before maturity, the bondholder only earns interest on the time that has elapsed between purchasing the bond and its early redemption. The resulting yield is less than what would have been earned had the bond been held until maturity.

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